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                  AVERY DENNISON CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)

                                                                                            Three Months Ended
                                                                              -------------------------------------------
                                                                                       March 30, 2002      March 31, 2001
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
Earnings:

      Income before taxes                                                                    $  93.9              $  96.0

      Add:   Fixed Charges*                                                                     15.3                 19.5

             Amortization of capitalized interest                                                 .5                   .4

      Less:  Capitalized interest                                                               (1.4)                (1.6)
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                                                                                             $ 108.3              $ 114.3
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*Fixed Charges:

      Interest expense                                                                       $   9.3              $  13.8

      Capitalized interest                                                                       1.4                  1.6

      Amoritization of debt issuance costs                                                        .1                   .1

      Interest portion of leases                                                                 4.5                  4.0
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                                                                                             $  15.3              $  19.5
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Ratio of Earnings to Fixed Charges                                                               7.1                  5.9
=========================================================================================================================

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, "earnings" consist of income before taxes plus fixed charges (excluding capitalized interest), and "fixed charges" consist of interest expense, capitalized interest, amortization of debt issuance costs and the portion of rent expense (estimated to be 35%) on operating leases deemed representative of interest.

                                   Exhibit 12